EXHIBIT NO. 15(i) ON FORM N-1A
                                       EXHIBIT NO. 1 UNDER ITEM 601 REG S/K

                             MARKETVEST FUNDS
                             DISTRIBUTION PLAN
       This Distribution Plan ("Plan") is adopted as of January 1, 1996, by the Board of Trustees of Marketvest Funds (the "Trust"), a Massachusetts business trust with respect to certain classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.
  1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").
  2. This Plan is designed to finance activities of Edgewood Services, Inc. (``ESI") principally intended to result in the sale of Shares to include: (a) providing incentives to financial institutions ("Financial Institutions") to sell Shares; (b) advertising and marketing of Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Financial Institutions; and (c) implementing and operating the Plan. In compensation for services provided pursuant to this Plan, ESI will be paid a fee in respect of the following Classes set forth on the applicable exhibit.
  3.  Any payment to ESI in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and ESI. Any payments made by ESI to Financial Institutions with funds received as compensation under this Plan will be made pursuant to the "Financial Institution Agreement" entered into by ESI and the Institution.
  4. ESI has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.
  5. Quarterly in each year that this Plan remains in effect, ESI shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.
  6.  This Plan shall become effective with respect to each Class
      (i) after approval by majority votes of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan or in any related documents to the Plan ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan;
      and (c) the outstanding voting securities of the particular Class , as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.
  7.  This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.
      If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.
  8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested
      Trustees, cast in person at a meeting called for the purpose of voting on it.
  9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.
  10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Trustees; or
      (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act.
  11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.
  12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.
  13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.


                                 EXHIBIT A
                                  to the
                             Distribution Plan
                             MARKETVEST FUNDS
         MARKETVEST PENNSYLVANIA INTERMEDIATE MUNICIPAL BOND FUND

       The following provisions are incorporated and made part of the Distribution Plan dated January 1, 1996, of Marketvest Funds with respect to the Class of Shares set forth above.
       This Distribution Plan is adopted by Marketvest Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.
       In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Shares of Marketvest Pennsylvania Intermediate Municipal Bond Fund held during the month.
       Witness the due execution hereof this 1st day of January, 1996.

                              MARKETVEST FUNDS


                              By:/s/ Jeffrey W. Sterling
                              Vice President



                                 EXHIBIT B
                                  to the
                                Rule 12b-1
                             Distribution Plan
                             MARKETVEST FUNDS
                   MARKETVEST INTERNATIONAL EQUITY FUND

       The following provisions are incorporated and made part of the Distribution Plan dated January 1, 1996, of Marketvest Funds with respect to the Class of Shares set forth above.

       This Distribution Plan is adopted by Marketvest Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

       In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Shares of Marketvest International Equity Fund held during the month.

       Witness the due execution hereof this 1st day of January, 1997.

                              MARKETVEST FUNDS


                              By:/s/ Jeffrey W. Sterling
                                Jeffrey W. Sterling
                                Vice President